AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  FEBRUARY 9, 1999
                                                    REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------
                            DIGITAL BIOMETRICS, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                    3571                   41-1545069

(State or other jurisdiction (Primary Standard Industrial   (I.R.S. employer
    of incorporation or       Classification Code Number) identification number)
      organization)

                                5600 ROWLAND ROAD
                           MINNETONKA, MINNESOTA 55343
                                 (612) 932-0888
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                                      COPY TO:

     MR. JOHN J. METIL                          PHILIP J. TILTON, ESQ.
  DIGITAL BIOMETRICS, INC.                MASLON EDELMAN BORMAN & BRAND, LLP
     5600 ROWLAND ROAD                            3300 NORWEST CENTER
MINNETONKA, MINNESOTA 55343                MINNEAPOLIS, MINNESOTA 55402-4140
      (612) 932-0888                                (612) 672-8200

APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------- ----------------- -------------------- ---------------------- --------------------
  TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
        SECURITIES            AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
     TO BE REGISTERED         REGISTERED(1)        PER SHARE              PRICE(2)          REGISTRATION FEE
--------------------------- ----------------- -------------------- ---------------------- --------------------
common stock, par value
$.01 per share                  886,660             $1.50                $1,329,990            $392.00
--------------------------- ----------------- -------------------- ---------------------- --------------------

(1) Includes 464,441 shares of common stock issuable upon exercise of outstanding warrants.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $1.50 per share average of bid and asked prices of the Registrant's common stock on the Nasdaq National Market on February 4, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1999

                     SELLING STOCKHOLDER OFFERING PROSPECTUS

                            DIGITAL BIOMETRICS, INC.
                         886,660 SHARES OF COMMON STOCK

                    -----------------------------------------

            The shares of common stock of Digital Biometrics, Inc. offered by this Prospectus include 422,219 shares sold to certain investors in a private placement on January 8, 1999 and an equal number of shares issuable to such investors upon exercise of warrants issued in the same transaction, and 42,222 shares issuable upon exercise of warrants issued to certain owners of an investment banking firm in connection with the private placement. The afore-mentioned investors and investment banking firm owners are referred to collectively in this Prospectus as the "Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

            The Company's common stock (the "Common Stock") is listed on the Nasdaq National Market under the symbol "DBII." On February 8, 1999, the last sale price for the Common Stock as reported on the Nasdaq National Market was $1.469.

            This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 9, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www/sec/gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Stockholder sells all the common stock. This Prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_________).

            * Annual Report on Form 10-K for the year ended September 30, 1998, as amended by Form 10-K/A filed with the SEC on January 28, 1999.

            * The description of our Common Stock contained in our registration statement on Form 8-A, as amended.

            *     Future Filings

            You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                          Digital Biometrics, Inc.
                          5600 Rowland Road
                          Minnetonka, Minnesota 55343
                          Attention: Chief Financial Officer

            You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make any offer of the Common Stock in any state where the offer is not permitted. You should not assume that the information on this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                TABLE OF CONTENTS

NAME OF ITEM OR CAPTION                                                    PAGE
----------------------------------------------------------------------    ------
WHERE YOU CAN FIND MORE INFORMATION...................................       1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................       2

RISK FACTORS..........................................................       4

           Continuing losses and general business risks...............       4

           Working capital and liquidity..............................       4

           Local government credit considerations.....................       4

           Law enforcement agency characteristics.....................       5

           Reliance on a limited number of customers..................       5

           Need to upgrade products and develop new technologies......       6

           New business ventures......................................       6

           Effect of Year 2000 on computer systems....................       6

           Limited protection of proprietary technology...............       7

           Dependence on suppliers....................................       7

           Reliance on key personnel..................................       7

           Competition................................................       8

           Dependence on OEM relationships............................       8

           No cash dividends..........................................       8

           Shares eligible for future sale............................       8

           Volatility of market price of common stock.................       9

           Delaware anti-takeover laws and stockholders' rights plan..       9

FORWARD-LOOKING STATEMENTS............................................       9

THE COMPANY...........................................................      10

USE OF PROCEEDS.......................................................      10

SELLING STOCKHOLDERS..................................................      10

PLAN OF DISTRIBUTION..................................................      12

LEGAL MATTERS.........................................................      13

EXPERTS...............................................................      13

                                  RISK FACTORS

            An investment in the Common Stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire Prospectus and consider the following risk factors:

                                       CONTINUING LOSSES AND GENERAL BUSINESS
                                       RISKS

We have not yet recorded a profit for  We have incurred a loss in each quarter
any quarter, and we may not be         since the Company was founded. As of
profitable for the foreseeable future  September 30, 1998, we had generated a cumulative net loss of $40,211,231. We
                                       incurred a net loss of $4,888,432 for
                                       the year ended September 30, 1998.
                                       Although we expect to break even or earn a profit for the year ending September
                                       30, 1999, it is possible that the
                                       Company will continue to lose money for
                                       such period and for the foreseeable
                                       future. Our future operating results
                                       will depend on many factors, including,
                                       without limitation, the demand for our
                                       products and services, our ability to
                                       control costs, our ability to develop
                                       and market new products and service, our ability to create and maintain satisfactory distribution and other relationships with appropriate third parties, and our success in attracting and retaining key personnel.

                                       WORKING CAPITAL AND LIQUIDITY

The Company may have to raise          As a result of our continued operating
additional working capital to          losses, we have relied on outside
continue its operations.               capital to fund our business. We believe
                                       our existing resources will be sufficient to satisfy our foreseeable working capital needs. However, our belief is subject to a number of uncertainties beyond our control. Such uncertainties include, among others, the continued availability of bank and vendor credit, and our ability to satisfy our customer requirements to insure payment of our accounts receivable. The Company has previously experienced difficulties in meeting certain customer requirements, particularly with respect to orders involving the connectivity of new products with legacy systems. If the Company requires additional financing, it may not be available on acceptable terms or at all.

                                       LOCAL GOVERNMENT CREDIT CONSIDERATIONS

Collection of accounts receivable      A substantial majority of our sales and
from government agencies may be        accounts receivable are attributable to
problematic.                           government agencies. The Company's
                                       contracts with these agencies often
                                       include technical requirements which may not be fully known at the time of the order. Such contracts may also specify performance criteria which must be satisfied before the customer accepts our products or services. Collection of our accounts receivable may, in some instances, require the investment of additional resources which may be uncompensated by our customers.

                                       LAW ENFORCEMENT AGENCY CHARACTERISTICS

Revenues from our primary customers    Our primary customers, law enforcement
may be erratic and are subject to      agencies, are subject to both political
various contingencies.                 and budgetary constraints. These
                                       factors, coupled with the nature of
                                       government procurement processes, result in irregular and unpredictable revenue cycles for the Company. In addition, many of our customers' procurements are dependent upon the availability of government grants and general tax funding. To the extent these funding sources are unavailable to our customers, the Company's revenues will suffer accordingly. Finally, future revenues from law enforcement agencies will depend on our ability to satisfy public contract requirements, certain of which may be uneconomical to meet.


                                       RELIANCE ON A LIMITED NUMBER OF CUSTOMERS

The Company's sales are                A majority of our sales have been
concentrated in a                      attributable to a relatively small
relatively small                       number of customers. Sales to two
number of customers                    customers accounted for 16 percent and
                                       12 percent of total sales for the fiscal year ended September 30, 1998. Sales to three customers accounted for 17 percent, 14 percent and 12 percent of total sales for the year ended September
                                       30, 1997. This concentration of sales
                                       among a few customers is expected to
                                       continue for the foreseeable future. If
                                       one or more of our large-volume
                                       customers were to discontinue doing
                                       business with us, our results of
                                       operations would be materially and
                                       adversely affected. In addition, the
                                       irregular timing of large orders and
                                       their materiality to our total revenues
                                       for any given reporting period has
                                       caused, and is expected to cause,
                                       substantial volatility in the Company's
                                       operating results.

                                       NEED TO UPGRADE PRODUCTS AND DEVELOP
                                       NEW TECHNOLOGIES

Our success requires continuous        Our ability to compete successfully
investment in new technologies.        depends, in part, on our ability to
                                       develop and market new products and
                                       services. The continuous upgrading of
                                       the Company's technology requires the
                                       investment of resources that may not be
                                       available to the Company. Even if a
                                       reasonable amount of resources are
                                       available for investment, we may not be
                                       successful in keeping pace with
                                       technological developments in our
                                       industry.

                                       NEW BUSINESS VENTURES

The Company's new                      During 1998, we joined with Grand
business ventures may                  Casinos, Inc. to form a joint venture
not be profitable.                     called TRAK 21 Development, LLC ("TRAK
                                       21"). The purpose of TRAK 21 is to
                                       develop and market a blackjack wagering
                                       data capture and player tracking system.
                                       Also during 1998, we started a systems
                                       integration business currently operated
                                       through a wholly owned subsidiary called
                                       "Integral Partners, Inc." The ultimate
                                       success of each of these ventures is
                                       subject to the same uncertainties faced
                                       by any new business, including the
                                       viability of the products and services
                                       offered within their target markets. It
                                       is possible that either or both of TRAK
                                       21 and Integral Partners, Inc. will not
                                       be profitable for the Company.

                                       EFFECT OF YEAR 2000 ON COMPUTER SYSTEMS

We are subject to unforeseen           We have dedicated a portion of our
difficulties and costs associated      resources to address so-called "Year
with the Year 2000 phenomenon.         2000" issues in our products, internal
                                       management systems and among our
                                       vendors. The actual costs to be incurred by the Company in connection with these efforts may differ significantly from our estimates. Unforeseen implementation problems may arise, and problems experienced by our suppliers might adversely affect our own systems. Such problems may cause the Company to expend substantially more than the current budget for Year 2000 issues.

                                       LIMITED PROTECTION OF PROPRIETARY
                                       TECHNOLOGY

Our efforts to protect the Company's   The Company is dependent upon
proprietary technology may not be      proprietary technology. We rely upon a
sufficient. We may also be compelled   combination of patents, copyrights,
to defend against infringement claims  trademarks and trade secrets to
brought by others.                     establish and protect the proprietary
                                       technology used in our products and
                                       services. The steps taken by the Company to protect its technology may not be sufficient to prevent misappropriation by others. Moreover, the laws of some foreign countries do not protect our proprietary rights on a level commensurate with that of the United
                                       States. The Company's competitors may
                                       seek to challenge, invalidate or
                                       circumvent our patents and trade
                                       secrets. Alternatively, our competitors
                                       may independently develop technology
                                       that is equivalent to, or better than,
                                       our own technology. It is also possible
                                       that the Company's competitors may
                                       obtain patent protection covering
                                       technology currently incorporated in our products. The Company has incurred substantial costs in attempts to enforce its patents and could incur substantial costs in defending against patent infringement claims brought by others.
                                       If we lose or decline to defend
                                       ourselves against any such claims, we
                                       may be required to license technology
                                       from others (which may not be made
                                       available to us on reasonable or any
                                       terms) in order to continue to offer our products and services.

                                       DEPENDENCE ON SUPPLIERS

We are dependent upon a single         Certain key components used in our
supplier for many components of our    products are sourced from a single
products.                              supplier. The loss of any of these
                                       suppliers or a significant increase in
                                       the prices charged by these suppliers
                                       would likely have a negative effect on
                                       our profitability. Moreover, the loss of these suppliers may result in our incurring substantial costs to identify and obtain replacement suppliers.

                                       RELIANCE ON KEY PERSONNEL

We rely heavily on the services of     Digital Biometrics, Inc. is highly
our employees                          dependent on the continued services of
                                       its President and Chief Executive
                                       Officer, other executive officers and
                                       many of its technical, sales,
                                       administrative and operations personnel.
                                       The Company does not have employment
                                       agreements with any of these
                                       individuals. The loss of one or more of
                                       these employees may have a negative
                                       effect on our business and future
                                       prospects.

                                       COMPETITION

The markets in which we operate are    There is significant and increasing
highly competitive.                    competition in the market for biometric
                                       identification devices, and the market
                                       for live-scan systems in particular.
                                       Some of the companies presently
                                       providing AFIS systems may develop a
                                       live-scan product or source a live-scan
                                       product for distribution by them from
                                       one of our competitors. Our competitors
                                       may have greater financial, technical,
                                       marketing and other resources than we.
                                       We may not be able to compete
                                       successfully against these other
                                       companies. Our operating results and
                                       financial condition will likely
                                       deteriorate in response to competitors'
                                       development of new technologies, new
                                       products or price reductions imposed to
                                       gain or retain market share.

                                       DEPENDENCE ON OEM RELATIONSHIPS

We depend on existing and potential    We have established marketing and other
strategic relationships for much of    strategic relationships with numerous
our sales volume.                      other businesses. A significant amount
                                       of our revenues to date have been
                                       achieved through these relationships. We continue to pursue other strategic partnerships as a means of generating new sales opportunities. We may not be successful in this regard, and it is possible that the Company will lose one or more of its existing strategic relationships. Either of these occurrences may have a negative effect on our future operating results and financial position.

                                       NO CASH DIVIDENDS

We do not intend to pay dividends on   We have not yet paid any dividends on
the Common Stock for the foreseeable   our common stock, and we do not intend
future.                                to do so in the foreseeable future. To
                                       date, the Company has not generated a
                                       profit. Future earnings, if any, will be used to fund the Company's operations and growth.

                                       SHARES ELIGIBLE FOR FUTURE SALE

Large quantities of additional shares  Approximately 3,816,458 shares of Common
of Common Stock may be issued and      Stock are issuable upon conversion or
offered in the market at the same      exercise of currently outstanding
time, causing the market price         debentures, options and warrants.
of the Common Stock to decline.        Substantially all of these shares will
                                       be freely tradable upon issuance. If
                                       large quantities of these shares are
                                       offered in the market at the same time,
                                       the market price of our stock may be
                                       depressed.

                                       VOLATILITY OF MARKET PRICE OF COMMON
                                       STOCK

The market price of our Common         During the fiscal year ended September
Stock is highly volatile and subject   30, 1998, the closing market price of
to many factors beyond our control.    our common stock has varied
                                       substantially, from $2.66 to $0.97 per
                                       share. Fluctuations in the market price
                                       of the Common stock may result from many factors, such as widely varying operating results, general market conditions, significant events in the
                                       Company's industry and the activities of various governmental agencies. These factors are generally beyond the control of the Company.

                                       DELAWARE ANTI-TAKEOVER LAWS AND
                                       STOCKHOLDERS' RIGHTS PLAN

Delaware law and our stockholder       Section 203 of the Delaware General
rights plan may each have the effect   Corporation Law has the effect of
of delaying, impeding or preventing    restricting combinations between the
transactions which could be            Company and certain of its stockholders
beneficial to stockholders.            without the approval of the Company's
                                       Board of Directors. In addition, the
                                       Company has in place a stockholder
                                       rights plan, adopted in 1996, under
                                       which our stockholders are entitled to
                                       purchase additional shares of Common
                                       Stock at a discount from the market
                                       price under certain circumstances. These circumstances include the purchase of 15 percent or more of the outstanding shares of Common Stock by a person or group, or the announcement of a tender or exchange offer to acquire 15 percent or more of the outstanding Common Stock.
                                       The stockholder rights plan may have the effect of impeding or preventing certain types of transactions involving a change in control of the Company which could be beneficial to the stockholders.


                           FORWARD-LOOKING STATEMENTS

This Prospectus includes and incorporates by reference forward-looking statements within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

            These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors," "The Company" and other sections of this Prospectus and in the documents incorporated by reference in this Prospectus.

            These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this

Prospectus. These risks include competition; industry conditions; operating risks; our structure as a holding company; our dependence on key personnel; the geographic concentration of our operations; and governmental regulations.

            Our risks are more specifically described in "Risk Factors" and in our Annual Report on Form 10-K (as amended by Form 10-K/A and Quarterly Reports on Form 10-Q, which are incorporated by reference in this Prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                                   THE COMPANY

            We are located in Minnetonka, Minnesota. We develop, manufacture and market computer-based equipment (and provide related services) used for the identification of individuals. We also participate in a joint venture called TRAK21 Development, LLC through which we intend to develop and market an automated wagering tracking system based on our existing technology.

            We are a leading provider of products employing "biometric" technology, the science of identifying individuals by measuring distinguishing biological characteristics. Our primary products are computer-based systems for "live-scan" fingerprint capture. Historically, these systems have been purchased primarily by law enforcement agencies. We also offer high-resolution, single-fingerprint capture products for commercial and governmental identification applications.

            Our strategy is to continue to market live-scan systems to law enforcement agencies, and to expand our product and service offerings, as well as the markets we serve. We believe there is increasing interest from other governmental and commercial markets to employ biometric identification technologies.

                                 USE OF PROCEEDS

            The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

            The following table sets forth the number of shares of Common Stock owned by each Selling Stockholder as of the date of this Prospectus, and on a basis assuming the shares included in this offering have been sold. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. Except where otherwise noted, each person in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned.

                                                     Shares                               Shares
                                              Beneficially Owned       Shares to     Beneficially Owned
                                              Prior to the Offering     be Sold     After the Offering(1)
                                              ---------------------     in the      --------------------
Name of Selling Stockholder                   Number     Percentage    Offering     Number    Percentage
---------------------------                   ------     ----------    --------     ------    ----------
KA Investments LDC                            739,583(2)   4.999        361,904          --          --
Pyramid Partners, L.P.                        270,634(4)   1.82         120,634          --          --
Industricorp & Co., Inc. FBO Twin City        120,634(3)     *          120,634          --          --
Carpenters Pension Fund
Piper Jaffray as Custodian FBO Richard C.      94,722(5)     *           42,222          --          --
Perkins IRA
Robert G. Allison                              67,222(5)     *           42,222          --          --

                                                     Shares                               Shares
                                              Beneficially Owned      Shares to      Beneficially Owned
                                              Prior to the Offering    be Sold      After the Offering(1)
                                              ---------------------    in the        ------------------
Name of Selling Stockholder                   Number     Percentage    Offering     Number    Percentage
---------------------------                   ------     ----------    --------     ------    ----------
David M. Westrum, TTEE FBO David M.            48,690(6)     *          36,190        --         --
Westrum Revocable Living Trust U/A
DTD 6-1-97
Piper Jaffray as Custodian FBO David H.        30,158(3)     *          30,158        --         --
Potter IRA
Piper Jaffray as Custodian FBO James G.        30,158(3)     *          30,158        --         --
Peters IRA
Piper Jaffray as Custodian FBO Patrice M.      30,158(3)     *          30,158        --         --
Perkins IRA
Piper Jaffray as Custodian FBO Daniel S.       30,158(3)     *          30,158        --         --
Perkins IRA
Paul R. Kuehn                                  62,708(7)     *          15,833        --         --
David B. Johnson                               62,708(7)     *          15,833        --         --
Eldon C. Miller                                20,903(8)     *           5,278        --         --
Stanley D. Rohm                                20,903(8)     *           5,278        --         --
                                            ---------                  -------
                                            1,629,339                  886,660

-------------------------
(1) Assumes that all shares of Common Stock beneficially owned by the Selling Stockholders are sold.

(2) Includes (i) 180,952 shares of Common Stock issued in a private placement on January 8, 1999, and an equal number of shares of Common Stock issuable upon exercise of warrants issued in the same transaction, (ii) shares of Common Stock issuable upon conversion of $750,000 in aggregate principal amount of 8% Convertible Subordinated Debentures of the Company that are held by the Selling Stockholder (the "Debentures") and the payment of interest thereon in the form of shares of Common Stock, assuming conversion at the price in effect on February 5, 1999, and (iii) shares of Common Stock issuable upon exercise of warrants that are held by the Selling Stockholder and issued in previous private placements. Because the number of shares of Common Stock issuable upon conversion of the Debentures and as payment of interest thereon is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or interest payments, and consequently the number of shares of Common Stock that will be beneficially owned by the Selling Shareholder, will fluctuate daily and cannot be determined at this time. The Selling Shareholder has, however, contractually agreed to restrict its ability to convert the Debentures (and receive shares of Common Stock in payment of interest thereon) and exercise the warrants held by it to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion or exercise exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion or exercise.

(3) Includes (i) shares of Common Stock issued in a private placement on January 8, 1999 and (ii) an equal number of shares of Common Stock issuable upon exercise of warrants issued in the same transaction.

(4) Includes 60,317 shares of Common Stock issued in a private placement on January 8, 1999 and an equal number of shares of Common Stock issuable upon exercise of warrants issued in the same transaction.

(5) Includes 21,111 shares of Common Stock issued in a private placement on January 8, 1999 and an equal number of shares of Common Stock issuable upon exercise of warrants issued in the same transaction.

(6) Includes 18,095 shares of Common Stock issued in a private placement on January 8, 1999 and an equal number of shares of Common Stock issuable upon exercise warrants issued in the same transaction.

(7) Includes 15,833 shares of Common Stock issuable upon exercise of warrants issued to an investment banking firm as compensation for services rendered in connection with the January 8, 1999 private placement. The remaining 46,875 shares listed are issuable upon exercise of warrants issued as compensation in connection with a prior private placement transaction.

(8) Includes 5,278 shares of Common Stock issuable upon exercise of warrants issued to an investment banking firm as compensation for services rendered in connection with the January 8, 1999 private placement. The remaining 15,625 shares listed are issuable upon exercise of warrants issued as compensation in connection with a prior private placement transaction.

*           Less than one percent.

            From time to time, the Company may issue Prospectus Supplements to reflect certain additional information pertaining to the Selling Stockholders. Such information may include additional shares of Common Stock beneficially owned by them, the public offering price of shares to be sold, the names of any agent, dealer or underwriter employed by Selling Stockholders, or any applicable commission or discount relative to a particular offer.

                              PLAN OF DISTRIBUTION

            The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

             o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

             o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

             o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

             o an exchange distribution in accordance with the rules of the applicable exchange;

             o       privately negotiated transactions;

             o       short sales;

             o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

             o       a combination of any such methods of sale; and

             o       any other method permitted pursuant to applicable law.

            The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

            The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

            Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

            The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

            The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

            Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

            The financial statements and schedule of Digital Biometrics, Inc. as of September 30, 1998 and for each of the years in the three-year period ended September 30, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       -----------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       -----------------------------------


                                TABLE OF CONTENTS

Additional information                                                  1
Incorporation of certain documents
   by reference                                                         2
Risk factors                                                            4
Use of proceeds                                                         9
Selling Stockholders                                                    9
Plan of distribution                                                   10
Legal matters                                                          11
Experts                                                                11




                            DIGITAL BIOMETRICS, INC.

                                     886,660
                                     SHARES
                                       OF
                                  COMMON STOCK


                              ---------------------

                                   PROSPECTUS

                              ---------------------










                                FEBRUARY 9, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering


                Registration Fee.........................  $      392
                                                            ---------
                Accounting Fees..........................       4,000
                                                            ---------
                Nasdaq Listing Fee.......................      17,500
                                                            ---------
                Legal Fees and Expenses..................      10,000
                                                            ---------
                Miscellaneous............................       2,000
                                                            =========
                Total....................................  $   33,892
                                                            =========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

            A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

            In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

            Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

            Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy. The Company will be governed by the final adjudication of such issue.

ITEM 16.    EXHIBITS.

NUMBER     DESCRIPTION
------     -----------

  5        Opinion of Maslon Edelman Borman & Brand, LLP
23(1)      Consent of KPMG Peat Marwick LLP
23(2)      Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5)
  24       Power of Attorney (included on Page II-3)


----------------


ITEM 17.    UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on February 5, 1999.

                              DIGITAL BIOMETRICS, INC.
                              Registrant

                              By:    /s/ James C. Granger
                                     ------------------------------------------
                              Name:  James C. Granger
                              Title: President and Chief Executive Officer

                              By:    /s/ John J. Metil
                                     ------------------------------------------
                              Name:  John J. Metil
                              Title: Chief Operating Officer and Chief Financial
                                     Officer


                                POWER OF ATTORNEY

            KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Granger and John J. Metil, each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 5th day of February, 1999 by the following persons in the capacities indicated:

SIGNATURE                              TITLE


/s/ James C. Granger                   Chief Executive Officer and Director
-------------------------------
James C. Granger


/s/ C. McKenzie Lewis III              Chairman of the Board and Director
-------------------------------
C. McKenzie Lewis III

/s/ Stephen M. Slavin                  Director
-------------------------------
Stephen M. Slavin


/s/ George Latimer                     Director
-------------------------------
George Latimer


/s/ John E. Haugo                      Director
-------------------------------
John E. Haugo

                                  EXHIBIT INDEX


EXHIBIT      DESCRIPTION OF DOCUMENT                                    PAGE NO.

   5         Opinion of Maslon Edelman  Borman & Brand, LLP.

 23(1)       Consent of KPMG Peat Marwick LLP.

 23(2) Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5).

  24         Power of Attorney (included on Page II-3).